Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
TELANETIX, INC.

Telanetix, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation") does hereby certify that:

1.           The certificate of incorporation of the Corporation is hereby amended by deleting paragraph (a) of the Article Fourth thereof in its entirety and inserting the follow in lieu thereof:

"(a) The Corporation is authorized to issue a total of Three Hundred Ten Million (310,000,000) shares of stock.  Three Hundred Million (300,000,000) shares shall be designated "Common Stock" with a par value of $0.0001 per share and Ten Million (10,000,000) shares shall be designated "Preferred Stock" with a par value of $0.0001 per share."

2.           The foregoing amendment to the certificate of incorporation of the Corporation has been duly adopted in accordance with the applicable provisions of Sections 242 of the Delaware General Corporation Law, by approval of the board of directors of the Corporation and by the affirmative vote of the holders of at least a majority of the outstanding stock of the Corporation entitled to vote.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by Douglas N. Johnson, its duly appointed chief executive officer, this 17th day of June, 2009.

TELANETIX, INC.

/s/ Douglass N. Johnson
Douglas N. Johnson, Chief Executive Officer